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                                                                  EXHIBIT 99.1

                              PROCYTE CORPORATION

                      1998 NONEMPLOYEE DIRECTOR STOCK PLAN

SECTION 1.      PURPOSES

        The purposes of the ProCyte Corporation 1998 Nonemployee Director Stock Plan (the "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors of ProCyte Corporation (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

SECTION 2.      DEFINITIONS

        When used herein, the following terms shall have the respective meanings set forth below:

        (a)  "Board" or "Board of Directors" means the Board of Directors of the
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Corporation.

        (b)  "Common Stock" means the common stock, $0.01 par value, of the
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Corporation.

        (c)  "Corporation" means ProCyte Corporation, a Washington corporation,
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or any successor corporation as provided in Section 13.

        (d)  "Employee" means any employee of the Corporation or of any
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Subsidiary. Directors who are not otherwise employed by the Corporation or any
Subsidiary shall not be considered employees for purposes of the Plan.

        (e)  "Excess Quarterly Retainer" has the meaning set forth in Section
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7(a).

        (f)  "Market Price" means the closing sales price on the National
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Association of Securities Dealers Automated Quotation System or the principal exchange on which shares of such Common Stock are then traded for a specified day.

        (g)  "Nonemployee Director" or "Participant" means any person who is
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elected or appointed to the Board of Directors and who is not an Employee.

        (h)  "Plan" means the Corporation's 1998 Nonemployee Director Stock
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Plan as set forth herein, as it may be amended from time to time.

        (i)  "Plan Administrator" means the Board or a committee whose members
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meet the requirements of Section 4(a), appointed from time to time by the Board to administer the Plan.

        (j)  "Quarterly Retainer" means the quarterly retainer payable to all
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Nonemployee Directors (exclusive of any per-meeting fees, fees for serving as chairman of the Board or a committee, or expense reimbursements). The Quarterly Retainer shall be prorated based on the number of calendar months (including partial calendar months) a director has served as a Nonemployee Director during the fiscal quarter for which the Quarterly Retainer is payable.

        (k)  "Stock Payment" means the fixed portion of the Quarterly Retainer
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to be paid to Nonemployee Directors in shares of Common Stock rather than cash for services rendered as a director of the
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Corporation as provided in Section 6 and that portion of the Quarterly Retainer to be paid to Nonemployee Directors in shares of Common Stock resulting from the election specified in Section 7.

        (l)  "Subsidiary" means any corporation that is a "subsidiary
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corporation" of the Corporation, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

SECTION 3.      SHARES SUBJECT TO THE PLAN

        Subject to adjustment in accordance with Section 9 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 200,000 shares. The shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation.

SECTION 4.      ADMINISTRATION OF THE PLAN

        (a) The Plan shall be administered by the Board or by a committee appointed by the Board consisting of one or more persons who are not eligible to participate in the Plan (the "Plan Administrator"). Members of such committee need not be members of the Board. The Corporation shall pay all costs of administration of the Plan.

        (b) Subject to the express provisions of the Plan, the Plan Administrator has and may exercise such powers and authority as may be necessary or appropriate for the Plan Administrator to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have full power and authority to (i) determine all questions of fact that may arise under the Plan; (ii) interpret the Plan and make all other determinations necessary or advisable for the administration of the Plan; and
(iii) prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, any rules the Plan Administrator determines are necessary or appropriate to ensure that the Corporation and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations and actions by the Plan Administrator shall be final, conclusive and binding upon all parties. Any action of the Plan Administrator with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Plan Administrator (at which members may participate by telephone) or by the unanimous written consent of its members.

SECTION 5.      ELIGIBILITY TO PARTICIPATE IN THE PLAN

        All Nonemployee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan as set forth below.

SECTION 6.      DETERMINATION OF QUARTERLY RETAINERS AND STOCK PAYMENTS

        (a) The Board, in its sole discretion, shall determine the Quarterly Retainer for all Nonemployee Directors.

        (b) Each Nonemployee Director in office immediately following the 1998 Annual Meeting of Shareholders and thereafter at any time during a calendar year shall receive a Stock Payment as all or as a portion of the Quarterly Retainer payable to such director. Stock Payments shall be made with respect to Quarterly Retainers payable on or after July 1, 1998. The number of shares of Common Stock to be issued to each Participant as a Stock Payment shall be determined by dividing the average Market Price of the Common Stock for the last 20 business days of a fiscal quarter into the first $3,000 of any Quarterly Retainer payable to such Participant for that fiscal quarter; provided, however, that no fractional shares shall be issued, and in lieu thereof the number of shares in the Stock Payment shall be rounded to the nearest whole number of shares. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered

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in the respective names of, or as directed by, the Participants and shall be issued to each Participant. The Stock Payment shall be made as soon as possible following a fiscal quarter end.

        (c) Subject to Section 7, any portion of a Quarterly Retainer in excess of $3,000 shall be paid to Nonemployee Directors in cash at such times and in such manner as may be determined by the Board.

        (d) Notwithstanding the foregoing, for future fiscal quarters, the Plan Administrator may increase or decrease the portion of a Quarterly Retainer that shall be paid in shares of Common Stock pursuant to Sections 6(b) and 6(c).

7.      ELECTION TO INCREASE AMOUNT OF STOCK PAYMENT

        (a) In lieu of receiving the cash portion of any Quarterly Retainer (the "Excess Quarterly Retainer"), a Participant may make a written election to reduce up to 100% of all Excess Quarterly Retainers to be paid during a calendar year by a specified percentage or dollar amount and have such amount applied toward the purchase of additional shares of Common Stock.

        (b) The election shall be made on a form provided by the Plan Administrator and must be returned to the Plan Administrator on a date the Plan Administrator shall establish, but in any case no later than the first day of the calendar year to which the election relates or within 60 days after the effective date of the Plan with respect to the Excess Quarterly Retainers or within 60 days after the Participant first becomes a Nonemployee Director. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Quarterly Retainers for the calendar year, which shall be applied toward the purchase of Common Stock in the same manner and on the same dates that the Stock Payments are made pursuant to Section 6; provided, however, that no fractional shares may be purchased, and in lieu thereof the number of shares in the Stock Payment shall be rounded to the nearest whole number of shares. No Participant shall be allowed to change or revoke any election for the relevant calendar year, but may change his or her election for any subsequent calendar year.

8.      SHAREHOLDER RIGHTS

        Nonemployee Directors shall not be deemed for any purpose to be, or have rights as, shareholders of the Corporation with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

9.      ADJUSTMENT FOR CHANGES IN CAPITALIZATION

        If the outstanding shares of Common Stock of the Corporation are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Plan Administrator. Any determination by the Plan Administrator as to any such adjustment will be final, binding and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

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10.     CONTINUATION OF DIRECTORS IN SAME STATUS

        Nothing in the Plan or in any instrument executed pursuant to the Plan, and no action taken pursuant to the Plan, shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Nonemployee Director will have any right to continue as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation.

11.     NONTRANSFERABILITY OF RIGHTS

        No Participant shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

12.     AMENDMENT AND TERMINATION OF PLAN

        (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time.

        (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

13.     SUCCESSORS

        All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Corporation.

14.     SEVERABILITY

        In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.     GOVERNING LAW

        The Plan shall be construed in accordance with, and governed by, the laws of the state of Washington.

16.     EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall become effective as of the date it is approved by the Corporation's shareholders. The Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 12, until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions.

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